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                                   Exhibit 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Rainbow Rentals, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-79963 and No. 333-40690) on Forms S-8 of Rainbow Rentals, Inc. of our report dated February 27, 2002, relating to the balance sheets of Rainbow Rentals, Inc. as of December 31, 2001 and 2000, and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Rainbow Rentals, Inc.



KPMG LLP
Cleveland, Ohio
March 29, 2002